Exhibit 10.2

OMNIBUS AMENDMENT TO

OUTSTANDING RESTRICTED STOCK AGREEMENT

UNDER TELLURIAN INC. AMENDED AND RESTATED 2016

OMNIBUS INCENTIVE COMPENSATION PLAN

This Omnibus Amendment (this “Amendment”), dated as of the date set forth on the signature page hereto, amends the terms and conditions of your restricted stock award agreement (the “Award Agreement”) governing the terms of the incentive awards granted under the Tellurian Inc. (the “Company”) Amended and Restated 2016 Omnibus Incentive Compensation Plan (the “Plan”). Capitalized terms used but not defined herein shall have the meaning set forth in the applicable Award Agreement or the Plan, as applicable.

In accordance with the terms of the Award Agreement and the Plan, you are being asked to consent to this Amendment to your Award Agreement.

The effectiveness of this Amendment is subject to, and contingent upon, the approval by the board of directors (the “Board”) of the Company of the following compensation changes, which serve as consideration of the promises and covenants herein, and which will be effective as of the date of effectiveness of this Amendment: (i) your annual base salary will be increased to $[●] effective January 1, 2022; (ii) your target and maximum short-term annual incentive opportunity will be [●]% and [●]% of your annual base salary, respectively; (iii) your target long-term incentive opportunity will be [●] times your annual base salary; and (iv) your maximum long-term incentive opportunity will be [●] times your target long-term incentive opportunity. In addition to, and not in limitation of the foregoing, as further consideration of the promises and covenants herein, the Company represents and warrants that you will be eligible to participate in the Company’s incentive compensation program (“ICP”) subject to the terms and conditions of the ICP. The amount of any awards granted to you under the ICP in any calendar year (if any), will be determined by the Board or its designee, and may, take into account such factors as the Board determines to be relevant, which may include individual or Company-level performance and which may be reduced by the amount of any cash payments received by you pursuant to your construction incentive program award in respect of the same calendar year as the applicable ICP award is granted, in each case as determined by the Board in its sole discretion.

Now, therefore, the Award Agreement is hereby amended as provided on Exhibit A, attached hereto.

By signing this Amendment, you acknowledge that you are signing this Amendment voluntarily and while under no obligation or compulsion to do so. You are not relying on the Company or any of its affiliates or any of their respective directors, officers, employees, agents, representatives or advisors with respect to the legal, tax, economic and related considerations of this Amendment, and the Company does not assume any liability with regard thereto.

Except as expressly modified by this Amendment, the terms and conditions of the Award Agreement shall continue to apply in accordance with its terms and the terms of the Plan.

To accept the terms of this Amendment, please acknowledge your acceptance by signing a copy of the signature page on the following page and returning it to Tellurian Inc., 1201 Louisiana Street, Suite 3100, Houston, TX 77002, Attn: Margie Harris, EVP, Chief Human Resources Officer, by hand delivery, UPS or similar carrier, or certified mail, or electronic mail to margie.harris@tellurianinc.com. This Amendment may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

[Remainder of page intentionally blank.]

Kindest regards,

Tellurian Inc.

By:
Name:
Title:

Tellurian Services LLC

By:
Name:
Title:

Agreed and Accepted:

By:
[●]

Date:

EXHIBIT A

Reference is hereby made to that certain Omnibus Amendment to which this Exhibit is attached and forms a part of (the “Amendment”). Capitalized terms used but not defined herein shall have the meaning set forth in the Amendment, the Award Agreement or the Plan, as applicable. Pursuant to the Amendment, your Award Agreement dated as of [●], shall, immediately and without further action by any party, be amended to provide as follows:

1.	Notwithstanding anything in the Award Agreement or the Plan to the contrary, (i) upon the occurrence of a Change of Control, no then-unvested Shares of Restricted Stock shall become vested as a result of such Change of Control, but will instead remain outstanding and eligible to vest in accordance with the terms of the Award Agreement, as amended by paragraph 2 hereof.

2.	Notwithstanding anything in paragraph 1 hereof, the Award Agreement or the Plan to the contrary, in the event you experience a Termination of Service by the Company without Cause within the one (1) year period immediately following a Change of Control, any Shares of Restricted Stock that are unvested and/or subject to forfeiture restrictions as of the date of such Termination of Service shall immediately vest in full and all forfeiture restrictions thereon shall lapse effective as of the date of such Termination of Service, subject to and conditioned upon, other than in the event of your death, (I) your continued compliance with all confidentiality obligations and restrictive covenants to which you are subject (the “Restrictive Covenants”) and (II) your timely execution and delivery (without revocation) to the Company of a general release of all claims of any kind that you have or may have against the Company and its Affiliates and their respective officers, directors, employees, shareholders, agents and representatives, in a form satisfactory to the Company (the “Release”) within twenty-one (21) days (or such longer period as may be required by law) after delivery of the form of Release by the Company.

3.	For purposes of the Award Agreement (as amended hereby):

(a)   Notwithstanding anything in the Award Agreement or the Plan to the contrary, “Change of Control” shall mean the occurrence of any of the following after the Effective Date:

(A)       any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (1) the then outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change of Control: (I) any acquisition directly from the Company or any Subsidiary or Affiliate, (II) any acquisition by the Company or any Subsidiary or Affiliate, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, (IV) any acquisition pursuant to a transaction which complies with clauses (1) and (2) of subsection (C) below, or (V) any acquisition of additional securities by any Person who, as of the Restatement Effective Date, held 15% or more of either (x) the Outstanding Company Common Stock or (y) the Outstanding Company Voting Securities;

(B)       a majority of the individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason during any twelve (12)-month period to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(C)       consummation by the Company of a reorganization, merger, or consolidation, or sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (2) at least a majority of the members of the board of directors (or equivalent governing authority) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(D)       approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(b)   Notwithstanding anything in the Award Agreement or the Plan to the contrary, “Cause” shall mean (i) in the case where there is an employment agreement in effect between the Company or an Affiliate of the Company and you that defines “cause” (or words of like import), “cause” (or words of like import) as defined under such agreement, or (ii) in the case where there is no such employment agreement, a Termination of Service resulting from (A) your indictment for, conviction of, or pleading of guilty or nolo contendere to, any felony or any crime involving fraud, dishonesty or moral turpitude; (B) your gross negligence with regard to the Company or any Affiliate in respect of your duties for the Company or any Affiliate; (C) your willful misconduct having or, which in the good faith discretion of the Board could have, an adverse impact on the Company or any Affiliate economically or reputation-wise; (D) your material breach of this Agreement, or any employment, consulting or similar agreement between you and the Company or one of its Affiliates or material breach of any code of conduct or ethics or any other policy of the Company, which breach (if curable in the good faith discretion of the Board) has remained uncured for a period of ten (10) days following the Company’s delivery of written notice to you specifying the manner in which the agreement or policy has been materially breached; or (E) your continued or repeated failure to perform your duties or responsibilities to the Company or any Affiliate at a level and in a manner satisfactory to the Company in its sole discretion (including by reason of your habitual absenteeism or due to your insubordination), which failure has not been cured to the Company’s satisfaction following notice to you. Whether you have been terminated for Cause will be determined by the Company’s Chief Executive Officer (or his or her designee) in his or her sole discretion or, if you are or are reasonably expected to become subject to the requirements of Section 16 of the Exchange Act, by the Board or the Compensation Committee in its sole discretion. To the extent you are terminated as a member of the Board of the Company or any of its Affiliates, such termination for “cause” shall be determined in accordance with the provisions of Section 141(k) of the Delaware General Corporation Law.